Contact:

Jennifer Crittenden
Vice President, Finance
Anadys Pharmaceuticals, Inc.
(858) 530-3617
jcrittenden@anadyspharma.com

ANADYS PHARMACEUTICALS ANNOUNCES PROPOSED OFFERING OF COMMON STOCK

SAN DIEGO, Aug. 1, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS) today announced that it has filed a preliminary prospectus supplement to its shelf registration statement with the Securities and Exchange Commission relating to a proposed underwritten public offering of 4,000,000 shares of its common stock. It is currently anticipated that the underwriters will be granted an over-allotment option for an additional 600,000 shares of common stock. All of the shares are being sold by Anadys Pharmaceuticals.

Credit Suisse First Boston and SG Cowen & Co., LLC are acting as joint book runners for the offering. Acting as co-managers for the offering are Piper Jaffray and Needham & Company, LLC.

These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The common stock is being offered in connection with a distribution by the issuer and represents new financing.

Anadys Pharmaceuticals is committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus, hepatitis B virus and bacterial infections.

Copies of the preliminary prospectus supplement may be obtained from Credit Suisse First Boston, One Madison Avenue, Prospectus Department, New York, New York 10010-3629 (Telephone number (212) 325-2580), SG Cowen & Co., LLC, 1155 Long Island, Edgewood, New York 11717 (Telephone number (631) 254-7106), Piper Jaffray, U.S. Bancorp Center, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402 (Telephone number (612) 303-6000) and Needham & Company, LLC, 445 Park Avenue, New York, New York 10022 (Telephone number (212) 371-8300).